UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2016

SYMMETRY SURGICAL INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36770	47-1523659
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

3034 Owen Drive

Antioch, Tennessee 37013

(Address of principal executive offices, including Zip Code)

(800) 251-3000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

Symmetry Surgical Inc. (the “Company”) held a special meeting (the “Special Meeting”) of stockholders on July 1, 2016. At the Special Meeting, the stockholders of the Company approved the adoption of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of May 2, 2016, between the Company, Symmetry Surgical Holdings, Inc., a Delaware corporation ("Parent"), and Symmetry Acquisition Corp, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), which provides for Merger Sub to be merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”). Sufficient votes were also received to approve the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there were insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. An adjournment was not necessary in light of the adoption of the Merger Agreement by the stockholders of the Company.

The board of directors of the Company fixed the record date as the close of business on May 27, 2016 for the determination of stockholders entitled to notice of and to vote at the Special Meeting and at any adjournment thereof. As of the record date, there were 10,740,184 shares of common stock outstanding and entitled to vote at the Special Meeting. 8,742,421 shares of common stock were represented by proxy or by stockholders present and entitled to vote at the Special meeting, which constituted a quorum to take action on the proposals at the Special Meeting. The items voted upon at the Special Meeting and the final voting results for each proposal were as follows:

A proposal to adopt the Merger Agreement, and thereby approve the transactions contemplated by the Merger Agreement, including the Merger.

For	Against	Abstain	Broker Non-Votes
7,153,690	59,108	1,529,623	0

A proposal to approve one or more adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Adjournment of the special meeting was deemed unnecessary because there was a quorum present and there were sufficient votes at the time of the special meeting to approve the adoption of the Merger Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Symmetry Surgical Inc.

Date: July 1, 2016	By:	/s/ David C. Milne
Name: David C. Milne
Title: Chief Administrative Officer, SVP, General Counsel, Chief Compliance Officer & Corporate Secretary